Exhibit 99.1
57TH STREET GENERAL ACQUISITION CORP. AND CRUMBS HOLDINGS LLC ANNOUNCE
CLOSING OF BUSINESS COMBINATION
New York, New York, May 5, 2011 — 57th Street General Acquisition Corp. (“57th Street” or the “Company”) (OTCBB: SQTC) and Crumbs Holdings LLC (“Crumbs”), the largest US-based retailer of cupcakes, which operates under the name Crumbs Bake Shop, jointly announced today that they have closed on their business combination pursuant to which Crumbs merged with and into 57th Street’s subsidiary, 57th Street Merger Sub, with Crumbs surviving the merger as a non-wholly owned subsidiary of 57th Street.
Jason Bauer, Co-Founder of Crumbs and newly appointed CEO of the Company, commented, “We view our transition into a publicly-traded company as an important milestone in the evolution of the Crumbs brand and are excited to have completed the business combination with 57th Street. We intend to continue executing our development plan, and believe that the added balance sheet strength and accompanying public status will only create separation between us and our peers over the long run. As we have stated many times, our unit economics are amongst the strongest in our industry, and we are determined to quickly take advantage of our market position to build new stores. Our initial goal is to have approximately 200 locations in the top 15 markets by year-end 2014, and upon completion, Crumbs will have a truly national presence. We look forward to updating our shareholders as we execute this exciting plan.”
Mark Klein, former Chairman, Chief Executive Officer and President of 57th Street, commented, “We are pleased to have partnered with Crumbs on this transaction. Crumbs has significant potential for growth and further development of its brand, and is ideally suited to maximize value for our shareholders. As a member of the board of directors, I am delighted to be providing my support to Crumbs’ talented leadership team as we take the company to the next level.”
About 57th Street
57th Street is a blank check company formed on October 29, 2009 for the purpose of acquiring an operating business or assets, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction. In May 2010, 57th Street consummated its initial public offering of 5,456,300 units, each unit consisting of one share of common stock, $0.0001 par value per share, and one warrant, each to purchase one share of 57th Street’s common stock. Aggregate proceeds of $54,475,303 from the IPO and its concurrent private placement were placed in trust pending completion of 57th Street’s initial business transaction.
About Crumbs Holdings LLC
The first bake shop opened its doors in March of 2003 on the Upper West Side of Manhattan by co-founders Mia & Jason Bauer. The design of CRUMBS Bake Shops is inspired by old-time neighborhood bakeries, creating a warm and friendly environment with wall-to-wall treats. Recently ranked the largest retailer of cupcakes nationwide and one of Inc.’s 10 Breakout Companies of 2010, CRUMBS currently has 35 locations, including 25 locations in the New York Metro area, six locations on the West Coast, three locations in Washington D.C. and one location in Chicago. The specialty of the house is cupcakes; however the menu also adds an irresistible blend of comfort-oriented classics and elegant baked goods. There are more than 60 varieties of cupcakes baked fresh daily with a new cupcake of the week debuting each Monday.
Forward-Looking Statements
Some of the statements in this release may constitute forward-looking statements. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Forward-looking statements may include, but are not limited to: the risk that the businesses will not be integrated successfully; the risk that the anticipated benefits of the business transaction may not be fully realized or may take longer to realize than expected; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized, the risk of disruption from the proposed business transaction making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market listing standards, including having the requisite number of round lot holders or stockholders and meeting the independent director requirements for the board of directors and its committees; a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which Crumbs is engaged; the general volatility of the market prices of our securities and general economic conditions. These risks, as well as other risks associated with the business transaction, are more fully discussed in the Schedule TO (and any amendments thereto) filed with the SEC in connection with the transaction and the Tender Offer. Additional risks and uncertainties are identified and discussed in 57th Street’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. If any of these risks or uncertainties materialize or if any assumptions prove incorrect, results could differ materially from those expressed by such forward-looking statements. Neither 57th Street nor Crumbs undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.
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Contact:
Mark Klein of 57th Street
Tel: 212-409-2434
John Ireland of Crumbs
Tel: 410-673-1220, ext 401
Tom Ryan/Raphael Gross of ICR
Tel: 203-682-8200